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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 12)(1)

                          HEALTHY PLANET PRODUCTS, INC.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    42221N104
                                 (CUSIP Number)

                                   May 3, 1999
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / / Rule 13d-1(b)

         /x/ Rule 13d-1(c)

         / / Rule 13d-1(d)

--------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 42221N104                  13G                      PAGE 2 OF 11 PAGES

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Michael G. Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         548,713 (as Trustee)
    EACH
  REPORTING                7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    548,713 (as Trustee)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         548,713

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         14.3%

12.      TYPE OF REPORTING PERSON*
         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 42221N104                  13G                      PAGE 3 OF 11 PAGES

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Maya Jesselson 6/30/93 Trust

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

                           5.       SOLE VOTING POWER
  NUMBER OF                         2,500
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         -0-
    EACH
  REPORTING                7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        2,500

                           8.       SHARED DISPOSITIVE POWER
                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,500

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.07%

12.      TYPE OF REPORTING PERSON*
         OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 42221N104                  13G                      PAGE 4 OF 11 PAGES

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trust Created Under Paragraph "NINTH" of the Last Will and Testament of Ludwig Jesselson f/b/o Erica Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

                           5.       SOLE VOTING POWER
  NUMBER OF                         546,213
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         -0-
    EACH
  REPORTING                7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        546,213

                           8.       SHARED DISPOSITIVE POWER
                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         546,213

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         14.3%

12.      TYPE OF REPORTING PERSON*
         OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 42221N104                  13G                      PAGE 5 OF 11 PAGES

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Lucy Lang

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         546,213 (as Trustee)
    EACH
  REPORTING                7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    546,213 (as Trustee)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         546,213

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         14.3%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 42221N104                  13G                      PAGE 6 OF 11 PAGES

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Erica Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         546,213 (as Trustee)
    EACH
  REPORTING                7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    546,213 (as Trustee)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         546,213

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         14.3%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 42221N104                  13G                      PAGE 7 OF 11 PAGES

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Benjamin J. Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         546,213 (as Trustee)
    EACH
  REPORTING                7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    546,213 (as Trustee)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         546,213

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         14.3%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 42221N104                  13G                      PAGE 8 OF 11 PAGES

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Linda Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         2,500 (as Trustee)
    EACH
  REPORTING                7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    2,500 (as Trustee)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,500

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.07%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                   PAGE 9 OF 11 PAGES

         This Amendment No. 12 to Schedule 13G is filed by the Reporting Persons (defined below) to amend their prior filing of Amendment No. 11 to Schedule 13G, to report (i) the transfer of 175,488 shares of Common Stock from the Estate of Ludwig Jesselson to the "Ninth" Paragraph Trust on November 18, 1998, (ii) the acquisition by the 6/30/93 Trust of 700 shares of Common Stock at $.9375 per share and 1,800 shares of Common Stock at $.875 per share on March 15, 1999, and
(iii) the exercise of 364,142 rights by the "Ninth" Paragraph Trust for a total price of $386,900 on May 3, 1999.

ITEM 1(A).        NAME OF ISSUER:

                  Healthy Planet Products, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1700 Corporate Circle
                  Petaluma, CA 94954

ITEM 2(A).        NAME OF PERSON FILING:

                  This statement is filed by the Trust created under Paragraph "NINTH" of the Last Will and Testament of Ludwig Jesselson for the benefit of Erica Jesselson ("'Ninth' Paragraph Trust"), 6/30/93 Trust for benefit of Maya Jesselson ("6/30/93 Trust"), Michael G. Jesselson ("M. Jesselson"), Erica Jesselson ("E. Jesselson"), Lucy Lang ("Lang"), Benjamin J. Jesselson ("B. Jesselson") and Linda Jesselson ("L. Jesselson"). The "Ninth" Paragraph Trust, the 6/30/93 Trust, M. Jesselson, E. Jesselson, Lang, B. Jesselson and L. Jesselson are hereinafter collectively referred to as the "Reporting Persons." Each of
                  M. Jesselson, E. Jesselson, Lang and B. Jesselson is a trustee of the "Ninth" Paragraph Trust. M. Jesselson and L. Jesselson are Trustees of the 6/30/93 Trust.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  Jesselson Capital Corp.
                  Suite 4101
                  1301 Avenue of the Americas
                  New York, NY 10019

ITEM 2(C).        CITIZENSHIP:

                  M. Jesselson, E. Jesselson, Lang, B. Jesselson and L. Jesselson are U.S. citizens. The "Ninth" Paragraph Trust and the 6/30/93 Trust are New York entities.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share ("Common Stock")

ITEM 2(E).        CUSIP NUMBER:

                  42221N104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  If this statement is filed pursuant to Rule 13d-1(c), check
                  this box.                                      [x]


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                                                   PAGE 10 OF  11 PAGES

ITEM 4.           OWNERSHIP.

(a)      Amount beneficially owned:

         The "Ninth" Paragraph Trust beneficially owns 546,213 shares of Common Stock. The 6/30/93 Trust beneficially owns 2,500 shares of Common Stock. None of the Reporting Persons owns shares of Common Stock in his or her individual capacity.

(b)      Percent of class:

         The "Ninth" Paragraph Trust beneficially owns approximately 14.3% of the issued and outstanding Common Stock. The 6/30/93 Trust beneficially owns approximately 0.07% of the issued and outstanding Common Stock. The Reporting Persons beneficially own in the aggregate approximately 14.3% of the issued and outstanding Common Stock.

(c) For information on voting and dispositive power with respect to the above described shares, see Items 5 through 8 of the cover page.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

Each of M. Jesselson, E. Jesselson, Lang and B. Jesselson is a trustee of the "Ninth" Paragraph Trust and, in such capacity, each individual shares the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock owned by the "Ninth" Paragraph Trust. Each of
M. Jesselson and L. Jesselson is a trustee of the 6/30/93 Trust and, in such capacity, each individual shares the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock owned by the 6/30/93 Trust.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10.      CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                   PAGE 11 OF  11 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.

                                       TRUST CREATED UNDER PARAGRAPH "NINTH" OF
                                       THE LAST WILL AND TESTAMENT OF LUDWIG
                                       JESSELSON F/B/O ERICA JESSELSON

                                       By: /s/ Erica Jesselson
                                          -----------------------------------
                                          Erica Jesselson, Trustee

                                       By: /s/ Lucy Lang
                                          -------------------------------
                                          Lucy Lang, Trustee

                                       By: /s/ Benjamin J. Jesselson
                                          -----------------------------------
                                          Benjamin J. Jesselson, Trustee

                                       By: /s/ Michael G. Jesselson
                                          -----------------------------------
                                          Michael G. Jesselson, Trustee

                                       6/30/93 TRUST F/B/O MAYA JESSELSON

                                       By: /s/ Linda Jesselson
                                          -----------------------------------
                                          Linda Jesselson, Trustee

                                       By: /s/ Michael G. Jesselson
                                          -----------------------------------
                                          Michael G. Jesselson, Trustee



Dated: June 25, 1999